Exhibit 99.1

Antero Resources Proved Reserves Increase 55% to 5.0 Tcfe

Denver, CO, February 2, 2012 — Antero Resources announced today that its proved reserves at December 31, 2011 increased 55% to 5.0 Tcfe.  Proved, probable and possible reserves (3P) increased by 66% to 17.4 Tcfe.  Antero estimates that it replaced 2,429% of production in 2011 with proved reserves.  Finding and development costs from all sources, including acquisitions, leasehold additions and all price and performance revisions averaged $0.43 per Mcfe in 2011.  Antero also announced that it has increased its natural gas hedge position since November 2011 to 648 Bcfe with an average NYMEX-equivalent price of $5.65 per MMBtu.

Proved Reserves

For 2011, Antero added 2,162 Bcfe of proved reserves through the drill bit including 86 million barrels of NGLs, primarily in the Marcellus Shale.  Negative revisions removed 352 Bcfe of proved reserves primarily in the Arkoma Woodford Shale due to higher completion costs and less significantly in the Piceance Basin due to well performance.  Price revisions decreased proved reserves by 6 Bcfe as lower gas prices were mostly offset by higher natural gas liquids (NGLs) prices.  Antero added 66 Bcfe of proved reserves through the acquisition of a 7% overriding royalty interest in a large portion of its Marcellus Shale leasehold from CONSOL Energy.  Net production for 2011 totaled 89 Bcfe.  As a result, December 31, 2011 proved reserves totaled 5.0 Tcfe, up 55% from 3.2 Tcfe at year-end 2010.  Proved developed reserves increased 85% from year-end 2010 to 844 Bcfe at December 31, 2011.

Antero’s estimate of drilling and completion costs, leasehold and acquisition costs, and drilling pad and water handling infrastructure costs incurred during 2011 is $814 million which is subject to a year-end financial audit.  Finding and development costs from all sources for 2011 averaged $0.43 per Mcfe including price revisions and acquisitions, after adding back production for the year.  Three-year finding and development costs for Antero from all sources through 2011 averaged $0.36 per Mcfe.

At year-end 2011, 78% of Antero’s proved reserves by volume were natural gas, 20% were NGLs and 2% were crude oil.  The Company’s December 31, 2011 proved reserves were distributed across its operating areas as follows: 57% in the Marcellus Shale, 30% in the Piceance Basin, 12% in the Arkoma Woodford Shale and 1% in the Fayetteville Shale.  As of December 31, 2011, only 17% of Antero’s 215,000 net acres of leasehold in the Marcellus was classified as proved but 63% was held by production.  Given Antero’s successful drilling results to date as well as those of other operators in the vicinity of Antero’s leasehold, the Company believes that a substantial portion of its Marcellus Shale acreage will be classified as proved over time as more wells are drilled.

While both proved developed and total proved reserve volumes increased significantly, the percentage of proved reserves classified as proved undeveloped decreased to 83% at December 31, 2011 as compared to 86% at year-end 2010.  The 85% increase in proved developed reserves was a result of the successful execution of Antero’s development drilling plan.  The increase in proved undeveloped reserves was primarily attributable to Antero’s Marcellus Shale drilling activity which added 214 gross proved undeveloped drilling locations, an increase in expected recoveries in the Marcellus Shale based on improved well performance over time and expected improvement in product price realizations in the

Marcellus Shale due to the inclusion of ethane reserves. The proved undeveloped reserve increase was partially offset by a decrease in Arkoma reserves due to higher completion costs and a 10 % downward performance revision in the Piceance.

Under Securities and Exchange Commission (SEC) reporting rules, proved undeveloped reserves are limited to reserves that are planned to be developed in the next five years.  Antero’s 4.2 Tcfe of proved undeveloped reserves will require an estimated $5.0 billion of development capital over the next five years, resulting in an average development cost for such proved undeveloped reserves of $1.19 per Mcfe.  Antero plans to utilize a combination of operating cash flow, credit facility capacity and funds from potential future capital markets transactions to fund the development costs.

Antero’s Marcellus Shale, Woodford Shale and Fayetteville Shale proved reserves at December 31, 2011 were all prepared by its internal reserve engineers and audited by DeGolyer and MacNaughton (D&M).  D&M’s reserve audit covered properties representing over 80% of Antero’s total estimated proved reserves in those areas at December 31, 2011 and was within 1% of Antero’s internal reserve estimates.  The Company’s Piceance Basin proved reserves at December 31, 2011 were audited by The Ryder Scott Company (Ryder Scott).  Ryder Scott’s reserve audit covered properties representing all of Antero’s total estimated proved reserves in the Piceance at December 31, 2011 and was within 2% of Antero’s internal reserve estimates.

The current SEC rules require that reserve calculations be based on the average first day of the month prices for the previous 12 months (SEC prices).  SEC prices for reserves calculated as of December 31, 2011 reserves averaged $4.12/MMBtu, while the benchmark producing basin natural gas prices utilized were $3.60 per MMBtu in the Arkoma Basin, $3.84 per MMBtu in the Piceance Basin and $4.16 per MMBtu in the Appalachian Basin (based on SEC pricing rules).  Using SEC prices adjusted for energy content and quality, the pre-tax present value discounted at 10% (“pre-tax PV10”) of the December 31, 2011 proved reserves was $3.4 billion, excluding the Company’s natural gas and oil hedges.  Including Antero’s current hedges at December 31, 2011 using SEC prices and discounted at 10%, the pre-tax PV10 value of proved reserves was $4.1 billion, a 116% increase over year-end 2010.  The pre-tax PV10 value of proved developed reserves was $1.2 billion excluding hedges and $1.9 billion including current hedges.

Summary of Changes in Proved Reserves (in Bcfe)

Balance at December 31, 2010	3,231
Extensions, discoveries, book NGLs and additions	2,162
Purchases	66
Performance revisions	(346)
Price revisions	(6)
Sales	(1)
Production	(89)
Balance at December 31, 2011	5,017

Gas Processing

Antero has long-term gas processing agreements in place in the Piceance Basin for virtually all of its Mesaverde gas production and in the Woodford Shale where a significant portion of its gas production is processed.  In 2011 Antero entered into a gas processing agreement with MarkWest Energy Partners, L.P. (NYSE: MWE)  in the Marcellus Shale where a new 200 MMcfd gas processing plant is being built in the heart of Antero’s leasehold position in West Virginia.   The new plant is expected to come online in the third quarter of 2012 and is fully dedicated to Antero.  The Company has ordered a second 200 MMcfd processing plant with a planned online date of second quarter of 2013. An NGL pipeline is also being built by MarkWest to connect to its fractionation facilities in Houston, Pennsylvania with the timing to coincide with completion of the first processing plant.

Antero recently signed an agreement to ship up to 20,000 Bbl/d of ethane  on Enterprise Products Partners L.P.’s (NYSE: EPD) Appalachia to Texas ATEX pipeline (ATEX Express) as an anchor shipper.   ATEX Express will originate in southwest Pennsylvania with a delivery interconnect at MarkWest’s Houston, Pennsylvania processing, fractionation and de-ethanization facilities.  The ATEX Express is expected to begin service in the first quarter of 2014.  Beginning in 2014, Antero ethane production will be separated from the natural gas stream and transported to Mont Belvieu customers along the Gulf Coast.  In the meantime, ethane will be left in the natural gas stream and sold at gas Btu value.  Accordingly, Antero has booked ethane volumes as Marcellus proved NGL reserves separate from natural gas and oil reserves on a 6:1 gas equivalent ratio assuming ethane recovery commences in 2014.

Proved, Probable and Possible Reserves

Antero estimates year-end 2011 proved, probable and possible reserves of 17.4 Tcfe, a 66% increase over year-end 2010.  The 3P reserves were comprised of 13.0 Tcf of natural gas, 699 million barrels of NGLs and 25 million barrels of oil.  Antero’s 3P reserves were prepared using SEC prices.  All probable and possible reserves were engineered by Antero’s internal reserve engineering staff.

The table below summarizes Antero’s estimated 3P reserve volumes using SEC pricing, broken out by operating area:

Reserve Estimates (Bcfe)(1)	Marcellus	Piceance	Woodford	Fayetteville	TOTAL
Proved Reserves	2,844	1,500	599	74	5,017
Probable Reserves	7,757	768	60	5	8,590
Possible Reserves	2,890	603	251	31	3,775
Total 3P Reserves	13,491	2,871	910	110	17,382

% of 3P Volume by Basin	78%	16%	5%	1%

(1) — Oil and NGLs are converted to natural gas reserves using a 6 Mcfe per Bbl ratio.

Commodity Hedge Update

Antero has hedged 648 Bcf of future production using fixed price swaps covering the period from January 1, 2012 through December 2016 at an average NYMEX-equivalent price of $5.65 per MMBtu.  Over 85% of Antero’s estimated 2012 natural gas production is hedged at a NYMEX-equivalent price of $5.68 per MMBtu.  Virtually all of Antero’s financial hedges are tied to the local basin.  For presentation purposes, these basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has ten different counterparties to its hedge contracts, all but one of which are lenders in Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of today:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2012	295,537	$5.68
2013	387,020	$5.41
2014	390,000	$5.67
2015	370,000	$5.84
2016	332,500	$5.67

(The 2011 capital costs contained herein are unaudited and preliminary.  Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011.)

Year-end pre-tax PV10 value may be considered a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of pre-tax PV10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use pre-tax PV10 value as a basis for comparison of the relative size and value of our reserves as compared with other companies.  Antero’s pre-tax PV10 value as of December 31, 2011 may be reconciled to its standard measure of discounted future net cash flows as of December 31, 2011 by reducing Antero’s pre-tax PV10 value by the discounted future income taxes associated with such reserves.  This reconciliation is not currently available and will be included, along with additional disclosure regarding Antero’s reserves estimates, in the Company’s 2011 Annual Report on Form 10-K for the year ended December 31, 2011.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.

Cautionary Statements

This release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond Antero’s control.  All information, other than historical facts included in this release, is considered forward-looking information.   All forward-looking statements speak only as of the date of this release.  Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  Antero has provided internally generated estimates for probable and possible reserves in this release in accordance with SEC guidelines.  The estimates of probable and possible reserves included in this release have not been prepared or reviewed by Antero’s third-party engineers.  Antero’s estimate of probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, we note that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Chad Green, Finance Director, at 303-357-7339 or cgreen@anteroresources.com.